
                                                                     EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                        NATIONAL COMPUTER SYSTEMS, INC.



                                                                       YEAR ENDED JANUARY 31

                                              ----------------------------------------------------------------------
                                                  1995          1994           1993            1992          1991
                                              ===========   ===========    ===========     ===========   ===========
                                                              (In Thousands, Except Per Share Amounts)


PRIMARY
  Average shares outstanding                      15,164         15,438         15,915         16,002         15,891
  Dilutive stock options -- based
    on the treasury stock method
    using average market price                        61             97            151            136             --
                                             -----------    -----------    -----------     ----------    -----------
     TOTAL                                       15,225          15,535         16,066         16,138         15,891
                                             ===========    ===========    ===========     ==========    ===========

Net income (loss)                           $     13,398   $     (2,509)  $     16,508   $     15,474   $     13,022
                                             ===========    ===========    ===========    ===========    ===========
Net income (loss) per share                 $       0.88   $      (0.16)  $       1.03   $       0.96   $       0.82
                                             ===========    ===========    ===========    ===========    ===========
FULLY DILUTED (1)
  Average shares outstanding                      15,164         15,438         15,915         16,002         15,891
  Dilutive stock options -- based on
    the treasury stock method using
    the higher of year-end market
    price or average market price                    148             99            164            199             78
  Assumed conversion of convertible
    subordinated debenture                            --             --             --            361          1,937

                                             -----------    -----------    -----------    -----------    -----------
      TOTAL                                       15,312         15,537         16,079         16,562         17,906
                                             ===========    ===========    ===========    ===========    ===========
Net income (loss)                           $     13,398   $     (2,509)  $     16,508   $     15,474   $     13,022
Add interest on convertible subordinated
  debenture, net of the income tax effect             --             --             --            363          1,795
                                             ===========    ===========    ===========    ===========    ===========

                                            $     13,398   $     (2,509)  $     16,508   $     15,837   $     14,817
                                             ===========    ===========    ===========    ===========    ===========
Net income (loss) per share                 $       0.88   $      (0.16)  $       1.03   $       0.96   $       0.83
                                             ===========    ===========    ===========    ===========    ===========

(1)  -  Fully   converted  in  the  year  ended  January  31,  1991,   which  is
        anti-dilutive.
